EXHIBIT 36

                     UNITED STATES DISTRICT COURT
                      NORTHERN DISTRICT OF OHIO
                           EASTERN DIVISION



FIRST UNION REAL ESTATE EQUITY      )      CASE NO. 1:98CV0105
AND MORTGAGE INVESTMENTS,           )
                                    )      JUDGE ALDRICH
                       Plaintiff,   )
                                    )      REPLY MEMORANDUM IN
        v.                          )      SUPPORT OF GOTHAM'S MOTION
                                    )      FOR COURT TO ACCEPT
GOTHAM PARTNERS, L.P., et al.,      )      REASSIGNMENT OF RELATED
                                    )      CASE
                       Defendants.  )      --------------------------


     Defendants and Counterclaimants ("Gotham"), which are also plaintiffs and now counterclaim defendants in the related case before Judge Nugent (Case No. 1:98CV0292) submit this memorandum in reply to First Union's February 2, 1998 letter to this Court and to Judge Nugent opposing Gotham's motion to transfer the case before Judge Nugent to this Court. Copies of First Union's Brief in Opposition to Plaintiff Gotham's Motion for Reassignment and First Union's Answer and Counterclaim in the related case are attached as Exhibits A and B for the Court's convenience. Gotham is also filing a reply brief in response to First Union's Brief in Opposition on the reassignment issue, a courtesy copy of which will also be provided to this Court.

     It is now apparent that First Union has been court shopping and it is, therefore, doubly ironic that First Union has falsely accused Gotham of requesting reassignment of the related case to this Court because, according to First Union, Gotham was "dissatisfied" with the assignment of the related case to Judge Nugent. On the contrary, as the Court docket reflects, the Complaint in the related case and the Motion for Reassignment were filed simultaneously without regard to which Judge would be or was assigned to that case. The sole reason for the motion was the pendency of the earlier-filed action before this Court.

     It appeared to Gotham that, since this Court had considered the pending scheduling motions in the instant case and Gotham's request for a preliminary injunction and had set a briefing and hearing schedule on both parties' motions for preliminary injunction, judicial economy would be achieved by having the related case reassigned to this Court in accordance with Local Rule 3.1(b). Given the clear benefit of having related cases before the same Judge of this Court, First Union's objection to reassignment rings hollow.

     Indeed, it is now clear that First Union itself is engaged in blatant court shopping. As alleged in Gotham's Complaint in the related case, a copy of which is attached as Exhibit C, at P.P.34-44, First Union's state law claims were filed prematurely on January 16, 1998, in state court. The reason is now clear. At the time of the state court filing, First Union had related federal securities law claims, for which there was exclusive federal jurisdiction, which it first asserted yesterday in the related case. See First Union's Answer and Counterclaim P.P.18-51 and Counts III-V. Thus, First Union intentionally delayed making those claims, so that it could seek immediate relief in state court, without risking consolidation of all claims and proceedings in this Court.

     Accordingly, Gotham respectfully requests that this Court accept reassignment of the related case to ensure that all court proceedings affecting the parties herein and the impending proxy contest are adjudicated in this Court.

                                   Respectfully submitted,


OF COUNSEL:                        /s/ Michael J. Garvin
                                   -----------------------------------
                                   David C. Weiner (0013351)
                                   Michael J. Garvin (0025394)
HAHN LOESER & PARKS LLP
                                   3300 BP America Building
                                   200 Public Square
                                   Cleveland, Ohio 44114-2301
                                   (216) 621-0150

                                               -and-


OF COUNSEL:
                                   /s/ Alexander R. Sussman
                                   -----------------------------------
                                   Alexander R. Sussman(FN1)
FRIED, FRANK, HARRIS, SHRIVER
  & JACOBSON                       25th Floor
                                   One New York Plaza
                                   New York, New York 10004-1980
                                   (212) 859-8000

                                   Attorneys for Defendants
-------------------------
[FN]
1      Application to appear pro hac vice pending.


                        CERTIFICATE OF SERVICE
                        ----------------------

     I hereby certify that a copy of the foregoing was served by messenger upon Frances Floriano Goins, Squire, Sanders & Dempsey
L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, attorneys for defendant, this 6th day of February, 1998.


                                   /s/ Michael J. Garvin
                                   -----------------------------------------
                                   One of the Attorneys for Defendants